Exhibit 99.1

News Release

nCino Announces Launch of Secondary Offering of Common Stock

WILMINGTON, N.C., Oct. 05, 2020 (GLOBE NEWSWIRE) – nCino, Inc. (NASDAQ: NCNO), today announced that it has launched a secondary public offering of 5,500,000 shares of common stock to be sold by certain stockholders of nCino (the “Selling Stockholders”). In addition, certain of the Selling Stockholders are expected to grant the underwriters a 30-day option to purchase up to an additional 825,000 shares of common stock. The Company is not selling any shares and will not receive any proceeds from such offering.

BofA Securities and Barclays are acting as lead book-running managers for the offering. KeyBanc Capital Markets and Truist Securities are also acting as book-running managers for the offering, along with Piper Sandler, Raymond James and Macquarie Capital.

The offering will be made only by means of a prospectus, which will be filed with the SEC and will be available on the SEC’s website. Copies of the preliminary prospectus related to this offering, when available, may be obtained from BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or via email: dg.prospectus_requests@bofa.com, Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by calling (888) 603-5847, or by email at barclaysprospectus@broadridge.com or by visiting the EDGAR database on the SEC’s web site at www.sec.gov.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About nCino

nCino is a leading global provider of cloud-based software for financial institutions. Its Bank Operating System improves employee efficiency while enhancing the customer experience for onboarding, loans and deposits across all lines of business. Transforming how financial institutions operate through innovation, reputation and speed, nCino works with more than 1,200 financial institutions globally whose assets range in size from $30 million to $2 trillion. A proven leader, nCino is part of the 2019 Forbes Cloud 100 and was named the #1 “Best Fintech to Work For” by American Banker.

CONTACTS

MEDIA CONTACTS
Claire Sandstrom, nCino	Natalia Moose, nCino
+1 646.520.0710	+1 910.248.4602
csandstrom@mww.com	natalia.moose@ncino.com

INVESTOR CONTACT

JoAnn Horne

Market Street Partners

+1 415.445.3240

jhorne@marketstreetpartners.com